Exhibit 4.1

Execution Version

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK WARRANT

IO BIOTECH, INC.

Number of Warrant Shares: 5,623,664.38	Issue Date: April 24, 2025
Tranche A

THIS COMMON STOCK WARRANT (this “Warrant”) certifies that, for value received, the European Investment Bank or its assigns (the “Warrantholder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. Eastern time on the earlier of (i) April 24, 2045, and (ii) one (1) day prior to the closing of an Acquisition (as defined below) (the earliest of the foregoing, the “Termination Date”) but not thereafter, to subscribe for and purchase from IO Biotech, Inc., a Delaware corporation (the “Company”), up to 5,623,664.38 Shares of Common Stock (as subject to adjustment hereunder, the “Warrant Shares”). The purchase price of one Share of Common Stock under this Warrant shall be equal to the Strike Price, as defined in Section 2(b). This Warrant is being issued pursuant to that certain Warrant Issuance Agreement, dated as of December 19, 2024, by and between the Company and the European Investment Bank, as amended and/or restated from time to time (the “Warrant Issuance Agreement”).

Section 1. DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Warrant the following words and expressions will have the following meanings, save where the context requires otherwise:

“Acquisition” has the meaning ascribed to it in Section 3(d)(i).

“Affiliate” means, in respect of any entity, another entity that directly or indirectly is in Control of, or is Controlled by, or is under common Control with that entity.

“Alternate Consideration” has the meaning ascribed to it in Section 3(c).

“Applicable Law” means all applicable law and regulation which from time to time is binding on the Company or the Warrantholder.

“Attribution Parties” has the meaning ascribed to it in Section 2(e).

“Beneficial Ownership Limitation” has the meaning ascribed to it in Section 2(e).

“Black Scholes Value” has the meaning ascribed to it in Section 3(c).

“Bloomberg” has the meaning ascribed to it in Section 3(c).

“Board of Directors” means the board of directors of the Company from time to time.

“Borrower” means IO Biotech ApS, a private limited liability company incorporated in Denmark, and a Subsidiary of the Company, having its registered office at C/O COBIS Ole Maaløes Vej 3, 2200 København N, Denmark.

“Business Day” means a day (other than a Saturday or Sunday) on which the Original Warrantholder and commercial banks are open for general business in Copenhagen, Luxembourg and New York, New York.

“Call Option” means the right, but not the obligation, of the Company to repurchase this Warrant (in whole, but not in part) from the Warrantholder in consideration of the payment by the Company to the Warrantholder of the Call Option Price in accordance with the terms of Section 5; provided, however, that the Call Option may only be exercised if the Company simultaneously exercises it under each warrant then issued pursuant to the Warrant Issuance Agreement. For the avoidance of doubt, the Call Option may only be exercised once with respect to each warrant issued pursuant to the Warrant Issuance Agreement and not once with regard to all of the warrants.

“Call Option Objection Period” means fifteen (15) Business Days from delivery of the draft Company Call Option Notice.

“Call Option Price” means the fee payable in cash by the Company to the Warrantholder following the delivery of the Company Call Option Notice, being an amount equal to the greater of (x) the product of (1) 30% (thirty percent) of the amount disbursed pursuant to the Finance Contract as of the date the Company Call Option Notice is delivered pursuant to Section 5 multiplied by (2) a fraction, the numerator of which is the number of Warrant Shares purchasable hereunder as of such date and the denominator of which is the number of Shares of Common Stock purchasable with respect to all warrants issued pursuant to the Warrant Issuance Agreement (whether or not remaining outstanding) and (y) as applicable:

(a)

with respect to a Call Option exercised in connection with a Qualifying Tender Offer, an amount equal to (i) the product of (1) the price per Share of Common Stock being offered by the applicable offeror multiplied by (2) the number of Warrant Shares purchasable hereunder as of such date minus (ii) the aggregate Strike Price payable to the Company to exercise this Warrant in full as of such date;

(b)

with respect to a Call Option exercised in connection with a Transformational Transaction, an amount equal to the positive difference of (i) the greater of (A) the aggregate Fair Market Value of the Warrant Shares purchasable hereunder as of the date that is five Trading Days prior to the announcement of such Transformational Transaction and (B) the aggregate Fair Market Value of the Warrant Shares purchasable hereunder as of the date that is five Trading Days following the announcement of such Transformational Transaction minus (ii) the aggregate Strike Price payable to the Company to exercise this Warrant with respect to such Warrant Shares as of such date; or

(c)

with respect to a Call Option not exercised in connection with a Qualifying Tender Offer or a Transformational Transaction, an amount equal to the positive difference of (i) the aggregate Fair Market Value of the Warrant Shares purchasable hereunder as of the date that the Company Call Option Notice is delivered pursuant to Section 5 minus (ii) the aggregate Strike Price payable to the Company to exercise this Warrant with respect to such Warrant Shares as of such date.

“Cash Consideration” has the meaning ascribed to it in Section 3(d)(i).

“Change of Control Event” means (i) any person or group of persons acting in concert gains Control of the Company or of any entity directly or ultimately Controlling the Company or (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions.

“Charter” means, with respect to the Company, the Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on June 8, 2023, as amended or restated from time to time.

“Common Stock” means the common stock of the Company, par value $0.001 per Share, provided that upon the occurrence of any event whereby all of the outstanding Shares of common stock of the Company are reclassified, exchanged, combined, substituted, or replaced for, into, with or by securities of a different person or securities of the Company of a different class and/or series, then from and after the consummation of such event, the term “Common Stock” shall mean such securities (and for the avoidance of doubt, such principle shall apply to successive reclassifications, exchanges, combinations, substitutions, replacements or other similar events).

“Company Call Option Notice” means a call option notice served by the Company on the Warrantholder in substantially the form set out in Exhibit C.

“Control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise; for the avoidance of doubt, owning more than 50% of the shares of an entity would be deemed to constitute Control; “Controlling” has the corresponding meaning.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exercisable or exchangeable for Common Stock, but excluding Options.

“Current Market Price” has the meaning ascribed to it in Section 2(c).

“DWAC” has the meaning ascribed to it in Section 2(d)(i).

“Encumbrance” means any encumbrance, debenture, mortgage, blocking order, court decision, court order, leases, subleases, preliminary agreements on the conclusion of subleases, arrest, execution order, order preventing the sale of any assets, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any agreement or arrangement to create any of the same.

“EUR” or “euro” means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expert” means a reputable independent expert appointed in accordance with Exhibit D. “Expert’s Certificate” has the meaning set out in Exhibit D.

“Fair Market Value” means, on the date of the Company Call Option Notice, the value of a Warrant Share as determined in accordance with the valuation principles set out in paragraph 3 of Exhibit D (for the avoidance of doubt, such principles will apply regardless of whether the valuation is being determined by the Warrantholder, the Company, or the Expert as contemplated by any provision of this Warrant).

“Finance Contract” means the Finance Contract (governed by Danish law) dated on or about December 19, 2024, by and between the Borrower and the Original Warrantholder, as lender, as such finance contract may be amended from time to time.

“Fundamental Transaction” has the meaning ascribed to it in Section 3(c).

“Instruments” means:

(a)	all issued and outstanding Shares;

(b)

all Shares capable of being issued by the Company pursuant to the exercise in full of all outstanding rights (whether or not contingent and assuming full performance of any equity-linked or performance-linked rights or instruments) to subscribe for or convert into Shares (including under this Warrant); and

(c)

all other issued shares, convertible securities, options, warrants, restricted stock units (RSUs), participation rights, conversion privileges or other rights or instruments which are granted to purchase, subscribe for, convert into or otherwise acquire any shares of the Company.

“Material Press Release” means a press release that causes the price per share of Common Stock of the Company to increase or decrease by 5% (five per cent.) or more:

(a)	if the press release is issued prior to the market opening on a Trading Day, during the course of such Trading Day; or

(b)	if the press release is issued during market opening hours on a Trading Day or after market close on a Trading Day, during the course of the subsequent Trading Day.

“Nasdaq” has the meaning ascribed to it in Section 2(c).

“Notice of Exercise” has the meaning ascribed to it in Section 2(a).

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Original Warrantholder” means the European Investment Bank, having its seat at 98- 100 Boulevard Konrad Adenauer, L-2950 Luxembourg.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Qualifying Tender Offer” means any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) pursuant to which all holders of Shares of Common Stock are permitted to sell, tender or exchange all of their Shares for other securities, cash or property, which has been accepted by the holders of 50% or more of the outstanding Shares of Common Stock or 50% or more of the voting power of the Common Stock.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the issued shares of any class of capital stock of the Company or, as applicable, shares of any class of capital stock of the Company to be issued, at any given point in time.

“Standard Settlement Period” has the meaning ascribed to it in Section 2(d)(i).

“Strike Price” has the meaning ascribed to it in Section 2(b).

“Subsidiary” means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and “control” for this purpose means the power to direct the management and the policies of the entity, whether through the ownership of voting capital, by contract or otherwise.

“Supporting Calculations” means the basis of calculation, assumptions, and working papers used to determine Fair Market Value.

“Successor Entity” has the meaning ascribed to it in Section 3(c).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB, OTCQX or Pink Open Market (or any successors to any of the foregoing).

“Transfer Agent” means Computershare Trust Company, N.A., the current transfer agent of the Company, with a mailing address of 150 Royall Street, Suite 101, Canton, Massachusetts 02021 and a telephone number of (800) 736-3001, and any successor transfer agent of the Company.

“Transformational Transaction” means any transaction or series of related transactions, other than a Change of Control Event or Qualifying Tender Offer, that results in either (i) a merger with a third party in which the Company is a constituent corporation and the enterprise value of such third party implied by such transaction or transactions exceeds EUR 10,000,000 (ten million euros) (or its equivalent in another currency or currencies), or (ii) the acquisition by the Company of one or more businesses of a third party where the consideration exceeds EUR 10,000,000 (ten million euros) (or its equivalent in another currency or currencies), which in either case of (i) or (ii) would require a public company to file financial statements of the acquired business(es) pursuant to Rule 3-05(b)(2)(iii) or Rule 3-05(b)(2)(iv) of Regulation S-X promulgated under the Securities Act, regardless of whether the Company is then subject to Rule 3-05.

“USD” or “$” means United States Dollars, the lawful currency of the United States of America.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market other than OTCQB or OTCQX, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the foregoing clause (a) is not applicable and the Common Stock is then listed on OTCQB or OTCQX, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, or (c) if the foregoing clauses (a) and (b) are not applicable and if prices for the Common Stock are then reported on the Pink

Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Share of the Common Stock so reported, or (d) in all other cases, the fair market value of a Share of Common Stock as determined by an independent appraiser selected in good faith by the Warrantholder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrant Register” has the meaning ascribed to it in Section 4(c).

“Warrant Share Delivery Date” has the meaning ascribed to it in Section 2(d)(i).

1.2	Interpretation

Unless a contrary indication appears, a reference in this Warrant:

(a)	to this Warrant or any other agreement or instrument is a reference to this Warrant or other agreement or instrument as amended, novated, supplemented, extended or restated at any time;

(b)	to Section, paragraph or schedule is, unless stated otherwise, a reference to a Section or paragraph of, or schedule to, this Warrant;

(c)

in a Section or schedule to a paragraph is, unless otherwise stated, a reference to a paragraph in that Section or schedule, where that schedule is split into parts, a reference to a paragraph in that part of that schedule;

(d)	to a statute or statutory provision includes a reference to any subordinate legislation and is a reference to:

(i)

that statute, statutory provision or subordinate legislation as modified, consolidated, superseded, re-enacted, re-numbered, or replaced (whether with or without modification) from time to time after the date of this Warrant; and

(ii)	any statute, statutory provision or subordinate legislation which it consolidates, supersedes, re-enacts or replaces (whether with or without modification);

(e)

to a party will be deemed to be a reference to any successor to such party or to any person or persons to whom that party assigns or otherwise transfers any or its rights or obligations under this Warrant in accordance with this Warrant;

(f)	to the Warrantholder in the context of any Warrant or related Warrant Share means the person or persons within the definition of “Warrantholder” who at that time holds or hold that Warrant;

(g)	to one gender is a reference to all or any genders, and references to the singular include the plural and vice versa;

(h)

to a legal term for a legal document, court, judicial process, action, remedy, legal status, official or any other legal concept or thing which is specific to a particular jurisdiction shall, in respect of any other jurisdiction, be deemed to be a reference to whatever most closely equates to that legal term in the relevant jurisdiction;

(i)	“or” is not exclusive; and

(j)	to “including” or “includes” does not limit the scope of the meaning of the words preceding it but shall be taken as meaning “including without limitation” or “includes without limitation.”

1.3	The exhibits form part of this Warrant and a reference to “this Warrant” includes its exhibits.

1.4	The recitals, index and headings in this Warrant do not affect its interpretation.

Section 2. EXERCISE.

(a)

Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise substantially in the form set out in Exhibit A hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following the date of exercise as aforesaid, the Warrantholder shall deliver the aggregate Strike Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No wet ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Warrantholder shall not be required to physically surrender this Warrant to the Company until the Warrantholder has purchased all of the Warrant Shares available hereunder and this Warrant has been exercised in full, in which case, the Warrantholder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Warrantholder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Trading Day of receipt of such notice. The Warrantholder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b)	Strike Price. The exercise price per Share of Common Stock under this Warrant shall be $0.8891, subject to adjustment as contemplated hereunder (the “Strike Price”).

(c)

Cashless Exercise. If at any time after the Initial Exercise Date, there is no effective registration statement registering, or no current prospectus available for, the issuance or resale of the Warrant Shares to the Warrantholder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Warrantholder shall be entitled to receive a number of Shares of Common Stock computed using the following formula:

X = Y (B-A) B

Where:	X = the number of Shares of Common Stock to be issued to the Warrantholder.

Y = the number of Shares of Common Stock purchasable upon exercise of all of this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being exercised.

A = the Strike Price.

B = the Current Market Price of one Share of Common Stock.

“Current Market Price” means on any particular date:

(a)	if the Common Stock is traded on The Nasdaq Stock Market (“Nasdaq”), the closing price of the Common Stock of the Company on such market on the day prior to the applicable date of valuation;

(b)

if the Common Stock is traded on any registered national stock exchange but is not traded on Nasdaq, the closing price of the Common Stock of the Company on such exchange on the day prior to the applicable date of valuation;

(c)

if the Common Stock is traded over-the-counter, but not on Nasdaq or another registered national stock exchange, the closing bid price of the Common Stock of the Company on the day prior to the applicable date of valuation; and

(d)

if there is no active public market for the Common Stock, the fair market value of a Share of Common Stock, as determined by an independent appraiser selected in good faith by the Warrantholder, the fees and expenses of which shall be paid by the Company.

(d)	Mechanics of Exercise.

(i)

Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Warrantholder by crediting the account of the Warrantholder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Warrantholder or (B) the Warrant Shares are eligible for resale by the Warrantholder without volume or manner of sale limitations pursuant to Rule 144 (assuming cashless exercise of this Warrant, if then permitted), and otherwise by book-entry form or, if requested by the Warrantholder, a physical delivery of a stock certificate, registered in the Company’s share register in the name of the Warrantholder or its designee, for the number of Warrant Shares to which the Warrantholder is entitled pursuant to such exercise to the address specified by the Warrantholder in the Notice of Exercise by the date that is the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Warrantholder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Strike Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. The Company agrees to maintain a transfer agent that is a participant in the Fast Automated Security Transfer program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

(ii)

Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Warrantholder and upon surrender of this Warrant, at the time of delivery of the Warrant Shares, deliver to the Warrantholder a new Warrant evidencing the rights of the Warrantholder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii)

Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Warrantholder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Warrantholder will have the right to rescind such exercise, including in the event of a Buy-In, as described in Section 2(d)(iv) below.

(iv)

Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Warrantholder, if the Company fails to cause the Transfer Agent to transmit to the Warrantholder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Warrantholder is required by its broker to purchase (in an open market transaction or otherwise) or the Warrantholder’s brokerage firm otherwise purchases, Shares of Common Stock to deliver in satisfaction of a sale by the Warrantholder of the Warrant Shares which the Warrantholder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Warrantholder the amount, if any, by which (x) the Warrantholder’s total purchase price (including brokerage commissions, if any) for the Shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Warrantholder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Warrantholder (pursuant to notice to be sent by the Warrantholder to the Company within ten (10) calendar days following the Warrant Share Delivery Date; if such notice is not provided by that date, the Company shall instead have the right to decide), either reinstate the portion of this Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Warrantholder the number of Shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Warrantholder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Warrantholder $1,000. The Warrantholder shall provide the Company written notice indicating the amounts payable to the Warrantholder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Warrantholder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Shares of Common Stock upon exercise of this Warrant as required pursuant to the terms hereof.

(v)

No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon the exercise of this Warrant. As to any fraction of a Share which the Warrantholder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Strike Price or round up to the next whole Share.

(vi)

Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Warrantholder or in such name or names as may be directed by the Warrantholder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Warrantholder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form substantially in the form attached hereto as Exhibit B, duly executed by the Warrantholder and transferee and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

(vii)	Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

(e)

Warrantholder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Warrantholder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Warrantholder (together with the Warrantholder’s Affiliates, and any other Persons acting as a group together with the Warrantholder or any of the Warrantholder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of Shares of Common Stock beneficially owned by the Warrantholder and its Affiliates and Attribution Parties shall include the number of Shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Warrantholder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, Convertible Securities) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Warrantholder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Warrantholder that the Company is not representing to the Warrantholder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Warrantholder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Warrantholder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Warrantholder, and the submission of a Notice of Exercise shall be deemed to be the Warrantholder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Warrantholder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding Shares of Common Stock, a Warrantholder may rely on the number of outstanding Shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of Shares of Common Stock outstanding. Upon the written or oral request of a Warrantholder, the Company shall within one (1) Trading Day confirm orally and in writing to the Warrantholder the number of Shares of Common Stock then outstanding. In any case, the number of outstanding Shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Warrantholder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of Shares of Common Stock outstanding immediately after giving effect to the issuance of Shares of Common Stock issuable upon exercise of this Warrant. The Warrantholder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of the Shares of Common Stock outstanding immediately after giving effect to the issuance of Shares of Common Stock upon exercise of this Warrant held by the Warrantholder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the sixty first (61st) calendar day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Notwithstanding anything to the contrary in this Warrant or otherwise, (i) if and as required, prior to obtaining stockholder approval as required by the rules of the Nasdaq Stock Market, LLC, the Company shall not be required to effect any exercise of this Warrant, and (ii) a Warrantholder shall not have the right to exercise any portion of this Warrant, pursuant to this Section 2 or otherwise, if the Company determines in good faith that such exercise would result in requiring a vote of the Company’s stockholders pursuant to the applicable rules of the Trading Market, including, without limitation because such exercise (1) would result in the Warrantholder and its Affiliates and Attribution Parties beneficially owning (x) in excess of 19.99% of the number of Shares of Common Stock outstanding immediately after giving effect to the issuance of Shares of Common Stock upon exercise of this Warrant and (y) the largest ownership position in the Company, or (2) would otherwise result in a “change of control” of the Company as defined under the rules of the Trading Market.

Section 3. CERTAIN ADJUSTMENTS.

(a)

Stock Dividends; Splits; Combinations; Reclassifications. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on Shares of its Common Stock or any Convertible Securities (which, for avoidance of doubt, shall not include any Shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides (by any stock split, recapitalization, or otherwise) outstanding Shares of Common Stock into a larger number of Shares, (iii) combines (including by way of reverse stock split) outstanding Shares of Common Stock into a smaller number of Shares or (iv) issues by reclassification of Shares of Common Stock any Shares of capital stock of the Company; then in each case the Strike Price shall be multiplied by a fraction of which the numerator shall be the Shares of Common Stock outstanding immediately before such event and of which the denominator shall be the Shares of Common Stock outstanding immediately after such event, and the number of Shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Strike Price of this Warrant shall remain unchanged, provided that the Strike Price per Share shall in any case be no lower than the par value of the Common Stock. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. The provisions of this Section 3(a) shall similarly apply to successive stock dividends, combinations, reclassifications, or other similar events.

(b)

Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant reduce the then current Strike Price of this Warrant to any amount and for any period of time deemed appropriate by the Board of Directors with the prior written consent of the Warrantholder, provided that the Strike Price per underlying Share of Common Stock shall be no lower than the par value of the Common Stock as of the relevant time.

(c)

Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Shares of Common Stock are permitted to sell, tender or exchange their Shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Shares of Common Stock or 50% or more of the voting power of the Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Shares of Common Stock or any compulsory share exchange pursuant to which the Shares of Common Stock are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding Shares of Common Stock or 50% or more of the voting power of the Common Stock (in each case, not including any Shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), in each case, other than in connection with an Acquisition which shall be governed by Section 3(d), then, upon any subsequent exercise of this Warrant, the Warrantholder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Warrantholder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of Shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Strike Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Strike Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Shares of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Warrantholder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction other than in connection with an Acquisition, which shall be governed by Section 3(d), the Company or any Successor Entity shall, at the Warrantholder’s option, exercisable at any time concurrently with, or within thirty (30) calendar days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Warrantholder by paying to the Warrantholder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that, if the Fundamental Transaction is not within the Company’s control, including not approved by the Board of Directors, Warrantholder shall only be entitled to receive from the Company or any Successor Entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Common Stock of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Stock will be deemed to have receive common stock of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable contemplated Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the one hundred (100) day volatility obtained from the “HVT” function on Bloomberg (determined utilizing a three hundred and sixty-five (365) day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per Share used in such calculation shall be the greater of (i) the sum of the price per Share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the public announcement of the applicable contemplated Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Warrantholder’s request pursuant to this Section 3(c), (D) a remaining option time equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, and

(E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within five (5) Business Days of the Warrantholder’s election (or, if later, on the date of consummation of the Fundamental Transaction). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(c) pursuant to written agreements in form and substance reasonably satisfactory to the Warrantholder prior to such Fundamental Transaction and shall, at the option of the Warrantholder, deliver to the Warrantholder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Warrantholder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Notwithstanding anything in this Section 3(c) to the contrary, if the Company is permitted to exercise the Call Option with respect to a Fundamental Transaction and so exercises the Call Option, this Section 3(c) shall not apply to such Fundamental Transaction and the provisions of Section 5 shall instead apply.

(d)	Treatment of Warrant Upon Acquisition of Company.

(i)

Notwithstanding anything in Section 3(c) to the contrary, in the event of any Fundamental Transaction in which all of the Shares underlying the Warrant Shares, including the outstanding Common Stock and/or such other shares or securities issued pursuant to the adjustment provision set forth in Section 3(c) is converted into or exchanged for only the right to receive cash, which rights may include any future payments, earnouts or contingent value payment that is payable in cash or otherwise has a predetermined cash value (an “Acquisition” and such amount of cash, the “Cash Consideration”), (1) the Company shall provide the Warrantholder at least ten (10) Business Days’ advance written notice of the anticipated closing of such Acquisition, (2) subject to any other limitations on exercise in this Warrant, the Warrantholder shall have the right to exercise this Warrant until the day prior to the closing of the Acquisition, and (3) if the Warrantholder shall not have elected to exercise this Warrant in full, any outstanding Warrant Shares shall be treated in accordance with Section 3(d)(ii) below.

(ii)

If, immediately prior to the Acquisition, the Cash Consideration payable upon conversion or exchange of one Warrant Share would be greater than the applicable Strike Price in effect on such date, then effective upon the consummation of the Acquisition, this Warrant shall automatically be deemed, on and as of such date, to be converted into only the right to receive an amount in cash equal to (x) the excess of the Cash Consideration payable upon conversion or exchange of one Warrant Share over the Strike Price in effect on such date, multiplied by (y) the number of Warrant Shares for which this Warrant shall not have previously been exercised. If, immediately prior to the Acquisition, the Cash Consideration payable upon conversion or exchange of one Warrant Share would be less than the applicable Strike Price in effect on such date, then effective upon the consummation of the Acquisition, this Warrant shall automatically be deemed on and as of such date to be cancelled for no consideration. To the extent that the Cash Consideration includes any future or contingent payment, the fair market value of such future or contingent payment for the purpose of the determination of the Cash Consideration amount under this Section 3(d)(ii) shall be determined in good faith by the Company’s Board of Directors.

(iii)

Notwithstanding anything in this Section 3(d) to the contrary, if the Company is permitted to exercise the Call Option with respect to an Acquisition and so exercises the Call Option, this Section 3(d) shall not apply to such Acquisition and the provisions of Section 5 shall instead apply.

(e)

Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a Share, as the case may be. For purposes of this Section 3, the number of Shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of Shares of Common Stock (excluding treasury Shares, if any) issued and outstanding.

(f)	Notice to Warrantholder.

(i)

Adjustment to Strike Price. Upon the occurrence of any adjustment pursuant to this Section 3, the Company at its expense shall promptly deliver to the Warrantholder a written notice setting forth the adjustment, including a statement of the adjusted Strike Price and adjusted number of Warrant Shares, describing the transactions giving rise to such adjustments and the facts upon which such adjustment is based. The Company shall, upon written request from the Warrantholder, furnish the Warrantholder with a certificate of its Chief Financial Officer or Chief Executive Officer, including computations of such adjustment and the Strike Price, class, and number of Shares in effect upon the date of such adjustment.

(ii)

Notice to Allow Exercise by Holder. Upon the occurrence of any of the scenarios set forth in Section 3(a) through Section 3(d), unless otherwise provided in such section, then, in each case, the Company shall cause to be delivered by email to the Warrantholder at its last email address as it shall appear upon the Warrant Register of the Company, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of any issuance, dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Shares of Common Stock of record to be entitled to such issuance, dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which any reclassification, consolidation, merger, sale, transfer or stock exchange is expected to become effective or close, and the date as of which it is expected that holders of the Shares of Common Stock of record shall be entitled to exchange their Shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or stock exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice and provided, further that no notice shall be required if the information is disseminated in a press release or document filed with the SEC. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the SEC pursuant to a Current Report on Form 8-K. The issuance of a press release or the filing of a Form 8-K or other suitable filing with the SEC shall satisfy this notice requirement. The Warrantholder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4. TRANSFER OF WARRANT.

(a)

Transferability. Subject to compliance with any Applicable Laws, including applicable securities laws and the conditions set forth in Section 4(c) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, following the delivery of a notice by the Warrantholder to the Company which specifies the identity of the purchaser or transferee, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Warrantholder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Warrantholder shall not be required to physically surrender this Warrant to the Company unless the Warrantholder has assigned this Warrant in full, in which case, the Warrantholder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Warrantholder delivers an assignment form to the Company assigning this Warrant in full. This Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b)

Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Warrantholder hereof from time to time. The Company may deem and treat the registered Warrantholder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Warrantholder, and for all other purposes, absent actual notice to the contrary.

(c)

Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any permitted transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Warrantholder or transferee of this Warrant, as the case may be, comply with the provisions of Section 4(e).

(d)

Representation by the Warrantholder. The Warrantholder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

(e)	Removal of Legends.

(i)

In connection with any sale, assignment, transfer or other disposition of the Warrant Shares by a Warrantholder pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the purchaser acquires freely tradable shares and upon compliance by the Warrantholder with the requirements of this Warrant, if requested by the Warrantholder by notice to the Company, the Company shall request the Transfer Agent to remove any restrictive legends related to the book entry account holding such Shares, including the Warrant Register, and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends as soon as reasonably practicable following any such request therefor from such Warrantholder, provided that the Company has timely received from the Warrantholder customary representations and other documentation reasonably acceptable to the Company in connection therewith. The Company shall be responsible for the fees of its Transfer Agent and its legal counsel associated with such legend removal.

(ii)

Subject to receipt from the Warrantholder by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, upon the earliest of such time as the Warrant Shares (i) have been registered under the Securities Act pursuant to an effective registration statement or (ii) have been sold pursuant to Rule 144, the Company shall, in accordance with the provisions of this Section 4(e)(ii) and as soon as reasonably practicable following any request therefor from a Warrantholder accompanied by such customary and reasonably acceptable documentation referred to above, (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Shares, and (B) cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act if required by the Transfer Agent to effect the removal of the legend in accordance with the provisions of this Warrant.

Section 5. CALL OPTION.

(a)

The Warrantholder irrevocably grants the Call Option to the Company on the terms set forth in this Warrant. The Call Option may be exercised by the Company at its sole discretion in relation to this Warrant (i) upon a Change of Control Event, at any time from 15 (fifteen) Business Days prior to (but conditional on completion thereof) until 15 (fifteen) Business Days after the Change of Control Event, (ii) in the case of a Qualifying Tender Offer, no less than 15 (fifteen) Business Days prior the completion of a Qualifying Tender Offer (and conditional on completion thereof), or (iii) in the case of a Transformational Transaction, at any time from 15 (fifteen) Business Days prior to (but conditional on completion thereof) until 15 (fifteen) Business Days after the Transformational Transaction. In the event that a Material Press Release has been made public by the Company, the Call Option may not be exercised by the Company until at least 5 (five) Business Days following the date of such Material Press Release.

(b)

The Company may exercise the Call Option by serving upon the Warrantholder a draft Company Call Option Notice, which upon being served is irrevocable except with the consent of the Warrantholder. The Company shall specify the aggregate Call Option Price in the draft Company Call Option Notice.

(c)	The Warrantholder shall have the Call Option Objection Period to agree or dispute the Company’s calculation of the aggregate Call Option Price. If, by the end of the Call Option Objection Period:

(i)

the Warrantholder has not delivered a notice in writing to the Company disputing the aggregate Call Option Price, the Warrantholder shall be deemed to have agreed the aggregate Call Option Price specified in the draft Company Call Option Notice, and the draft Company Call Option Notice shall automatically become final and binding on the Company and the Warrantholder; or

(ii)

to the extent that the Warrantholder has delivered a notice in writing to the Company disputing the aggregate Call Option Price, either or both of the Warrantholder and the Company shall refer the matter to the Expert for determination in accordance with Exhibit D.

(d)

Within five (5) Business Days of the Expert’s decision, the Company must deliver to the Warrantholder a revised Company Call Option Notice (together with the Supporting Calculations) incorporating such adjustments, if any, as have been determined by the Expert, provided that the Company shall have the option to withdraw the Company Call Option Notice and cancel the proposed exercise of the Call Option if the aggregate Call Option Price is greater than 110% of the aggregate estimated Call Option Price included in the Company Call Option Notice. The revised Company Call Option Notice will supersede the initial draft Company Call Option Notice and will be final and binding on the Parties from the date of its delivery to the Warrantholder provided that it reflects the changes that have been determined by the Expert.

(e)

Within twenty (20) Business Days of the Company Call Option Notice becoming final and binding in accordance with this Section 5, the Company must pay the aggregate Call Option Price in respect of the relevant portion of this Warrant in cash by electronic transfer of funds for same day value to such bank account as the Warrantholder has specified to the Company in advance in writing, whereupon the relevant portion of this Warrant will be cancelled and of no further force and effect.

Section 6. MISCELLANEOUS.

(a)

No Rights as Stockholder Until Exercise. This Warrant does not entitle the Warrantholder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i).

(b)

Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of this Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(c)

Business Day. Any payment under this Warrant which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(d)

Authorized Shares. The Company covenants that, during the period this Warrant is outstanding, it will reserve from its authorized and unissued Shares of Common Stock a sufficient number of Shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any Applicable Law or regulation, or of any requirements of the Trading Market upon which the Shares of Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes and Encumbrances created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue or Encumbrances imposed by the Warrantholder).

Except and to the extent as waived or consented to by the Warrantholder, the Company shall not by any action, including, without limitation, amending its Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Warrantholder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Strike Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e)	Governing Law; Jurisdiction; Waiver of Trial by Jury.

(i)

This Warrant and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of New York, without regard to any to principles of conflicts or choice of law in the State of New York or in any other state.

(ii)

Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, in any action or proceeding arising out of or relating to this Warrant for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees, to the fullest extent permitted by Applicable Law, that all claims in respect of any such action or proceeding may be heard and determined in such state or federal court sitting in the City of New York in the Borough of Manhattan. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(iii)

EACH OF THE PARTIES TO THIS WARRANT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR LITIGATION ARISING OUT OF, OR IN CONNECTION WITH, OR RELATING TO, THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.

(f)

Restrictions Upon Resale. The Warrantholder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered and the Warrantholder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

(g)

Waiver. Failure to exercise, or a delay in exercising, a right or remedy provided by this Warrant or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Warrant or by law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver of a breach of this Warrant does not constitute a waiver of a subsequent or prior breach of this Warrant.

(h)

Notices. Notices and other communications given under or in connection with this Warrant addressed to a party hereto shall be made in writing to either (i) the address or (ii) the e-mail address (and the department for whose attention the communication is to be made), each as set out below, or to such other address or e- mail address as a party previously notifies to the other party in writing:

(i)	For the Warrantholder:

Attention:	OPS/EGPF/2-DTLS/LSB Address: The European Investment Bank 100 boulevard Konrad Adenauer L-2950 Luxembourg
E-mail address:	[***]

With a copy to (which shall not constitute notice):

Attention:	Matthew K. Warner Partner
Address:	Clifford Chance US LLP Two Manhattan West 375 9th Avenue New York, NY 10019 USA
E-mail address:	[***]

(ii)	For the Company:

Attention:	Mai-Britt Zocca
Address:	IO Biotech, Inc. Ole Maaløes Vej 3 DKK-220 Copenhagen N Denmark
E-mail address:	[***]

With copies to (which shall not constitute notice):

Attention:	Devin Smith General Counsel
Address:	IO Biotech, Inc. 430 E 29th St Suite 940 New York, NY 10016 USA
E-mail address:	[***]

and:

Attention:	Frank Rahmani
Address:	Sidley Austin LLP 1001 Page Mill Rd., Building 1 Palo Alto, California 94304 USA
E-mail address:	[***]

(iii)	Changes to notice address. Each party hereto shall promptly notify the other party in writing of any change in its communication details.

(iv)	Language for notices. Any notice or other communication given under this Warrant must be in writing and in the English language.

(v)

Notice setting deadlines. Notices and other communications, for which fixed periods are laid down in this Warrant or which themselves fix periods binding on the addressee, may be made by hand delivery or registered letter with acknowledgement of receipt. Such notices and communications shall be deemed to have been received by the relevant party on the date of delivery.

(vi)	Other notices. Other notices and communications may be made may be made by hand delivery, registered letter, or e-mail, which shall be effective upon confirmation of receipt.

(vii)

Evidence of signing authority. Notices issued by the Company pursuant to any provision of this Warrant shall, where required by the Warrantholder, be delivered to the Warrantholder together with satisfactory evidence of the authority of the person or persons authorized to sign such notice on behalf of the Company and the authenticated specimen signature of such person or persons.

(i)

Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Warrantholder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Warrantholder, shall give rise to any liability of the Warrantholder for the purchase price of any Shares of Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(j)

Remedies. The Warrantholder, in addition to being entitled to exercise all rights granted by Applicable Law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(k)

Successors and Assigns. Subject to Applicable Law, including applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Warrantholder. The provisions of this Warrant are intended to be for the benefit of any Warrantholder from time to time of this Warrant and shall be enforceable by the Warrantholder or holder of Warrant Shares.

(l)

Amendment. Any amendment to this Warrant shall be made in writing and shall be signed by the parties hereto. For the avoidance of doubt, any accession to this Warrant pursuant to Section 4 shall not be deemed to be an amendment to this Warrant, provided, however, that the second paragraph of Section 2(e) may not be modified or amended or waived prior to obtaining the requisite stockholder approval.

(m)

Invalidity. If, at any time, any term of this Warrant is or becomes illegal, invalid or unenforceable in any respect, or this Warrant is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability, or ineffectiveness shall not affect:

(i)	the legality, validity, or enforceability in that jurisdiction of any other term of this Warrant or the effectiveness in any other respect of this Warrant in that jurisdiction; or

(ii)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Warrant or the effectiveness of this Warrant under the laws of such other jurisdictions.

(n)	Rights and Remedies are Cumulative. The rights and remedies provided by this Warrant are cumulative and do not exclude any rights and remedies provided by law.

(o)

No Partnership. Nothing in this Warrant constitutes a partnership between the parties hereto or constitutes any party as agent of the other party for any purpose whatever and, no party has authority or power to bind the other or to contract in the name of or create liability against the other party in any way or for any purpose.

(p)

Costs. The Company shall bear the costs and expenses of the Original Warrantholder in relation to the preparation, negotiation, execution, implementation, enforcement and termination of this Warrant or any ancillary documents, as well as any subsequent amendments, supplements, or waivers of or to this Warrant or any ancillary document, including the costs of any legal, accountancy, and other advisors and any exchange charges incurred, provided that the Company shall not be responsible for any costs or expenses of the Original Warrantholder in connection with a transfer or sale of this Warrant or Warrant Shares by the Warrantholder.

(q)	Set-Off.

(i)	No set-off by the Company. All payments to be made by the Company under this Warrant shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(ii)

Set-off by Warrantholder. Original Warrantholder may set off any matured obligation due from the Company (to the extent beneficially owned by the Original Warrantholder) against any obligation (whether or not matured) owed by the Original Warrantholder to the Company (including the Strike Price owed with respect to any Warrants), regardless of the place of payment, booking branch, or currency of either obligation. If the obligations are in different currencies, the Original Warrantholder may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Original Warrantholder may set off in an amount estimated by it in good faith to be the amount of that obligation. All payments to be made by a Warrantholder other than the Original Warrantholder under this Warrant shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(r)	Taxes, Duties, and Fees; Interest on Overdue Sums; Payments.

(i)

Company to pay all taxes. The Company shall pay all taxes, duties, fees, and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the creation, preparation, execution, implementation, perfection, registration, enforcement, amendment (including supplements and waivers) or termination arising out of the Warrant Issuance Agreement, this Warrant or any additional Warrant issued pursuant to the Warrant Issuance Agreement, or any ancillary document, provided that the Company shall not be responsible for (i) any transfer tax payable in connection with the Warrantholder transferring or selling this Warrant or Warrant Shares, (ii) any capital gains and income taxes and any similar taxes and duties attributable to the Warrantholder, or (iii) any incremental tax due to the identity or tax characteristics of the Warrantholder as compared to the Original Warrantholder.

(ii)

Company to gross up. The Company (or any nominee thereof paying any amount due under this Warrant) shall pay all amounts due under this Warrant gross without any withholding or deduction of any national or local impositions whatsoever, provided that if any such withholding or deduction is required by law or by an agreement with a governmental authority or otherwise, the Company (or such nominee) will gross up the payment to the Warrantholder so that after withholding or deduction, the net amount received by the Warrantholder is equivalent to the sum due; provided further that, the parties hereto shall cooperate and use their commercially reasonable efforts to deliver any documentation that may be required as will permit such amounts to be made without withholding or at a reduced rate of withholding.

(iii)

Interest. If the Company fails to pay any amount payable by it under this Warrant on its due date, interest shall accrue on any such overdue amount from the due date to the date of actual payment at an annual rate equal to EURIBOR plus 2% (two hundred (200) basis points) and shall be payable in accordance with the demand of the Warrantholder. The Company hereby agrees in advance to have the unpaid interest due for a period of more than one year compounded and such unpaid interest will in turn produce interest at the interest rate set out in this Section 6(r)(iii).

(iv)

Currency. If the overdue amount is in a currency other than Euros, the relevant interbank rate, or as determined by the Warrantholder, the relevant risk-free rate that is generally retained by the Warrantholder for transactions in Euros plus 2% (200 (two hundred) basis points) shall apply, calculated in accordance with the market practice for such rate.

(v)

Fractional time. Any amount due under this Warrant and calculated in respect of a fraction of a year shall be determined based on a year of three hundred and sixty (360) days and the number of days elapsed.

(s)	Third Party Rights. A person who is not a party hereto is not entitled to any rights under this Warrant.

(t)

Mutual Drafting. This Warrant is the joint product of the Warrantholder and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

(u)

Entire Agreement. This Warrant, the Warrant Issuance Agreement, and the other agreements and documents referred to herein constitute the entire agreement between the parties hereto in relation to the grant of this Warrant and the issuance of Warrant Shares, and supersedes any previous agreement, whether express or implied, on the same matter.

(v)

Counterparts. This Warrant may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first above indicated.

COMPANY

IO BIOTECH, INC.

By:	/s/ Amy Sullivan
Name:	Amy Sullivan
Title:	Chief Financial Officer

[Signature Page to Common Stock Warrant – Tranche A]

ACKNOWLEDGED AND AGREED:

WARRANTHOLDER

THE EUROPEAN
INVESTMENT BANK

By:	/s/ Maria-Teresa Massaad
Name:	Maria-Teresa Massaad
Title:	Head of Division

By:	/s/ Antoine de Lachaux
Name:	Antoine de Lachaux
Title:	Head of Unit

[Signature Page to Common Stock Warrant – Tranche A]

EXHIBIT A

NOTICE OF EXERCISE

TO: IO BIOTECH, INC.

(1)

The undersigned hereby elects to purchase _____ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)	Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ if permitted, the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in Section 2(c) (Cashless Exercise), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in Section 2(c) (Cashless Exercise).

(3)	Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

(4)	Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF WARRANTHOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

[Exh A-1]

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:
(Please Print)
Address:
(Please Print)
Phone Number:
Email Address:
Dated:
Transferee Warrantholder’s Signature:

By:
Name:
Title:
Transferee Warrantholder’s Address:

[Exh B-1]

Name:
(Please Print)
Address:
(Please Print)
Phone Number:
Email Address:
Dated:
Transferee Warrantholder’s Signature:

By:
Name:
Title:
Transferee Warrantholder’s Address:

[Exh B-2]

EXHIBIT C

COMPANY CALL OPTION NOTICE

(THE “NOTICE”)

To:      [ *** ]

FAO:      [ *** ]

Common Stock Purchase Warrant issued on April 24, 2025 (the “Warrant Agreement”)

We refer to the Warrant Agreement. Capitalized terms used in this Notice have the meanings ascribed to them in the Warrant Agreement.

We hereby provide this notice for the exercise of the Call Option with respect to the right to purchase the [ *** ] Warrant Shares purchasable under the Warrant.

Our good faith calculations of Fair Market Value and the Call Option Price applicable to such exercise of the Call Option are set out in the annex to this Notice, where the basis of calculation, assumptions and working papers are shown.

Pursuant to such calculations, the Call Option Price for such exercise of the Call Option is EUR [ *** ].

Please countersign this Notice to indicate your acceptance of this Notice, and confirm the account to which the Call Option Price should be remitted.

Signed by
for and on behalf of
IO Biotech, Inc.
Full Name

Address:

IO Biotech, Inc.

Ole Maaløes Vej 3

DKK-220 Copenhagen N

Denmark

Attention: Mai-Britt Zocca

E-mail address: [***]

[Exh C-1]

We hereby confirm our agreement to the Company Call Option Notice becoming final and binding. Please remit the Call Option Price to the account set forth below.

Warrantholder’s Signature:

By:
Name:
Title:
Warrantholder’s Address:

Warrantholder’s Signature:

By:

Name:

Title:

Warrantholder’s Address:

Bank:	[ *** ]
Branch:	[ *** ]
Sort Code:	[ *** ]
Account Number:	[ *** ]
Account name:	[ *** ]
BIC:	[ *** ]
SWIFT:	[ *** ]
IBAN:	[ *** ]
Reference:	Call Option of IO Biotech, Inc. Warrants

[Exh C-2]

Annex A

Supporting Calculations

[To be prepared at the time of a Notice]

[Exh C-3]

EXHIBIT D

Expert Determination

1.	IDENTITY AND SELECTION OF EXPERT

The Expert will be an independent and leading investment bank, an independent, leading global firm of accountants, or an independent, leading valuation firm, as jointly appointed by the Company and the Warrantholder which has not rendered material services to either the Company or the Warrantholder during the period commencing 3 (three) years prior to the date of the Warrant Issuance Agreement through to the date of exercise of the Call Option. Failing agreement as to such appointment after twenty (20) Business Days of the proposed referral to the Expert pursuant to Section 5(c)(ii) by the Warrantholder or the Company, the Warrantholder shall (in its sole discretion acting reasonably) appoint an Expert satisfying the above criteria ensuring that they are an independent valuation firm of recognized standing engaged in the business of valuing venture capital backed companies at all stages of development (from start-up to maturity).

2.	DUTIES OF EXPERT

The Expert will:

(a)	determine (as appropriate) the Fair Market Value for any Warrant Shares on the basis set out in paragraph 3; and

(b)

within one (1) month of the matter being referred to it, give written notice of its determination to the Company and the Warrantholder (the “Expert’s Certificate”), together with a written explanation setting out in reasonable detail the basis and methods used for the purposes of the calculations performed under the previous subparagraph.

3.	BASIS OF VALUATION

Fair Market Value shall be determined as follows:

(a)	if Shares of Common Stock are listed on a Trading Market, Fair Market Value shall be equal to the 5-Day VWAP; or

(b)	if Shares of Common Stock are not listed on a Trading Market, the fair market value of a Share of Common Stock as determined in accordance with the following valuation principles:

1.

based on the full equity value of the Company and the terms of its outstanding securities without any discount for lack of liquidity, lack of control, restrictions on marketability, minority interests or lack of other rights of equity holders;

[Exh D-1]

2.	by applying techniques that are appropriate in light of the nature, facts, and circumstances of such Shares;

3.	using reasonable current market data and inputs combined with market participant assumptions; and

4.	taking into account valuations retained in previous transaction or offers related to Instruments of the Company over the preceding twelve (12) month period;

5.

based on the price that would be received for an asset or paid to transfer a liability in an Orderly Transaction, given market conditions at the measurement date, between market participants that are (i) independent of each other, (ii) knowledgeable of the market, (iii) able to transact and willing to transact, that is, they are motivated but not forced or otherwise compelled to do so. For the purposes hereof, any preferred rights shall be taken into consideration for the purposes of such valuation.

6.

adding up any common and preferred distributions made to stockholders of the Company or holders of Instruments giving rise to any kind of distribution or profit entitlement since the date of issuance of the respective Warrants which have not been paid to the Warrantholder;

7.	such valuation to be by guided by the International Private Equity and Venture Capital Valuation Guidelines as such are amended from time to time.

For the purposes of this paragraph 3 (Basis of Valuation), “Orderly Transaction” means a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving the respective assets or liabilities of a company or business like the Company at such time.

4.	TERMS OF APPOINTMENT OF EXPERT

The Company and the Warrantholder shall cooperate with each other and shall take all reasonable action as is necessary to ensure that the terms of appointment of the Expert will enable the Expert to give effect to and act in accordance with the provisions of this Exhibit D.

5.	EXPERT REFUSING OR CEASING TO ACT

If the Expert is unable for whatever reason to act, or does not deliver the decision within the time required by paragraph 2(b), the Company and the Warrantholder shall appoint a replacement expert in accordance with paragraph 1 of this Exhibit D.

[Exh D-2]

6.	LANGUAGE

All matters under this Exhibit D will be conducted, and the Expert’s decision will be written, in the English language.

7.	PARTIES TO PROVIDE INFORMATION AND MAKE SUBMISSIONS

The Company and the Warrantholder are entitled to make submissions to the Expert including oral submissions and shall provide (or procure that others provide) the Expert with such information, assistance, and documents necessary or as the Expert reasonably requires for the purpose of reaching a decision, subject to the Expert agreeing to give such confidentiality undertakings as the Company and the Warrantholder may reasonably require.

Any information disclosed to the Expert by the Company, or any person for or on behalf the Company shall also be disclosed simultaneously to the Warrantholder.

8.	EXPERT MAY DETERMINE PROCEDURES

To the extent not provided for by this Exhibit D, the Expert may, in its reasonable discretion, determine such other procedures consistent with best practices to assist with the conduct of the determination as such Expert considers just or appropriate, including (to the extent it considers necessary) instructing professional advisers to assist it in reaching its determination.

9.	CONDUCT OF PARTIES

The Company and the Warrantholder shall promptly take all such reasonable action which is necessary to give effect to the terms of this Exhibit D.

10.	EXPERT NOT ARBITRATOR

The Expert will act as an expert and not as an arbitrator. The Expert will determine any dispute arising in connection with the provisions of this Exhibit D, its jurisdiction to determine the matters and issues referred to it, or its terms of reference. The Expert’s written decision on the matters referred to it will be final and binding in the absence of manifest error or fraud.

11.	COSTS OF THE EXPERT

The Expert’s fees and any costs properly incurred by it in arriving at any determination (including any fees and costs of any advisers appointed by the Expert) will be paid to the Expert by the Company.

[The remainder of this page is intentionally left blank.]

[Exh D-3]